Exhibit 10.2
IRIDIUM COMMUNICATIONS INC.
PERFORMANCE BONUS PLAN
1.Purpose. As part of its employee compensation program, Iridium Communications Inc. (the “Company”) has designed this 2022 Performance Bonus Plan (the “Bonus Plan”) for the 2022 calendar year. The Bonus Plan provides Participants with incentive awards, paid in restricted stock units granted pursuant to the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan (the “A&R 2015 Plan”) and cash, based on the achievement of corporate and individual performance goals.
2.Definitions. Defined terms not explicitly defined in the Bonus Plan but defined in the A&R 2015 Plan shall have the same definitions as in the A&R 2015 Plan.
a.“Actual Bonus Award” means, with respect to each Participant, the award determined pursuant to Section 5(g).
b.“Affiliate” means any parent or subsidiary of the Company.
c.“Base Compensation” means (i) for exempt, salaried employees, a Participant’s base salary actually earned by such Participant during the Performance Period, even if payment is not made during the Performance Period (including, but not limited to, a normal payroll paid in arrears), excluding shift and weekend differentials, incentive compensation, reimbursement of expenses, severance or all other payments not deemed part of such Participant’s base salary; (ii) for non-exempt employees, a Participant’s regular hourly earnings actually earned by such Participant during the Performance Period, even if payment is not made during the Performance Period (including, but not limited to, a normal payroll paid in arrears), excluding shift and weekend differentials, overtime, incentive compensation, reimbursement of expenses, severance or all other payments not deemed part of such Participant’s regular earnings, provided, that the number of hours used to determine such Participant’s regular hourly earnings shall not exceed 2080 hours during the Performance Period; and (iii) for consultants, a Participant’s consulting fees actually earned by such Participant during the Performance Period, even if payment is not made during the Performance Period, excluding incentive compensation, reimbursement of expenses, or other similar payments or fees not deemed part of such Participant’s consulting fees. Such Base Compensation shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.
d.“Board” means the Board of Directors of the Company.
e.“Bonus Pool” means, with respect to the Performance Period, the bonus pool established under the Bonus Plan for the payment of Actual Bonus Awards to Participants that are not Officer Participants.
f.“Code” means the Internal Revenue Code of 1986, as amended.
g.“Committee” means the Compensation Committee of the Board or a subcommittee thereof.

h.“Common Stock” means the common stock of the Company.
i.“Corporate Achievement Determination Date” means the date or dates upon which the Committee determines the Company’s level of achievement of the Corporate Performance Goals for the Performance Period and calculates the Bonus Pool for the Performance Period.
j.“Corporate Achievement Factor” means, with respect to the Performance Period, the percentage determined by the Committee based on the Company’s achievement of the Corporate Performance Goals during the Performance Period.
k.“Corporate Performance Goals” means the corporate goal(s) (or combined goal(s)) determined by the Committee, in its sole discretion. The goals may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee will determine.
l.“Corporate Performance Goal Determination Date” means the date or dates upon which the Committee sets the Corporate Performance Goals with respect to the Performance Period.
m.“Designated Officer” means one or more officers of the Company who are designated by the Committee to administer the Bonus Plan with respect to Participants who are not Officer Participants in accordance with Section 3(c).
n.“Maximum Bonus Award” means, as to any Participant for the Performance Period, the maximum award that may be earned by the Participant under the Bonus Plan.
o.“Officer Participant” means a Participant that is an officer of the Company who is regularly employed (full or part time) during the Performance Period at the level of Executive Vice President or above and who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
p.“Participant” means an employee or consultant of the Company or an Affiliate who is eligible to participate in the Bonus Plan pursuant to Section 4.
q.“Payout Determination Date” means the date or dates following the end of the Performance Period on which the Committee or the Designated Officer, as applicable, determines (i) the Actual Bonus Awards payable to the Participants, as applicable, with respect to the completed Performance Period, in accordance with Section 5(g) and (ii) the vesting amount of any Restricted Stock Units granted to the Participants, as applicable, with respect to such Actual Bonus Awards.
r.“Performance Period” means the 2022 calendar year.

s.“Personal Performance Factor” means, with respect to the Performance Period, the percentage determined by the Committee or Designated Officer, as applicable, based on the Participant’s personal performance during the Performance Period.
t.“Restricted Stock Unit” means a right to receive one share of Common Stock granted as a Restricted Stock Unit Award (as defined in the A&R 2015 Plan) pursuant to the terms and conditions of the A&R 2015 Plan.
u.“Target Bonus Award” means the target bonus award potentially payable to a Participant in accordance with the target bonus percentage set forth in the Participant’s offer letter or other written agreement between the Participant and the Company, as such offer letter or agreement may be amended from time to time, or as otherwise determined or approved with respect to a Participant by the Committee or Designated Officer, as applicable. A Participant’s Target Bonus Award equals the product of such target bonus percentage and the Participant’s Base Compensation.
v.“Vesting Date” means the Payout Determination Date or such later date, as determined by the Committee or Designated Officer, as applicable, but in each case not later than March 15, 2023.
3.Plan Administration.
a.The Committee shall have the authority to adopt Corporate Performance Goals and to determine the Corporate Achievement Factor for the Performance Period with respect to all Participants.
b.The Committee shall be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. The Committee may delegate some or all of the administration of the Bonus Plan to officers or other employees of the Company, as necessary or desirable for proper administration of the Bonus Plan. The Committee shall have such powers as may be necessary to discharge its duties under the Bonus Plan, including, but not by way of limitation, the following:
i.to determine eligibility and the amount, form, manner and time of payment of any Actual Bonus Awards under the Bonus Plan, including authority to determine a Participant’s Personal Performance Factor, provided that any Restricted Stock Units granted under the A&R 2015 Plan in accordance with the Bonus Plan shall be approved and administered in accordance with the terms of the A&R 2015 Plan;
ii.to construe and interpret the terms of the Bonus Plan;
iii.to prescribe forms and procedures for purposes of Bonus Plan participation and distribution of Actual Bonus Awards; and
iv.to adopt rules and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.

c.Notwithstanding the foregoing, subject to Section 3(a), the Designated Officer is delegated concurrent authority for the general administration and interpretation of the Bonus Plan and for carrying out its provisions with respect to each Participant that is not an Officer Participant, and the Designated Officer will have concurrent authority to take all actions set forth in Section 3(b) with respect to the administration of the Bonus Plan related to Participants that are not Officer Participants. The Committee may, at any time, abolish the powers and authority delegated to the Designated Officer. The Committee retains the authority to concurrently administer the Bonus Plan with respect to all Participants and retains the sole authority to administer the Bonus Plan with respect to Officer Participants.
d.Any rule or decision by the Committee, or with respect to Participants that are not Officer Participants, the Designated Officer, that is not inconsistent with the provisions of the Bonus Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.
4.Eligibility. Employees of the Company or an Affiliate who are regularly employed (full or part time) during the Performance Period and certain consultants of the Company or an Affiliate designated by the Committee or Designated Officer, as applicable from time to time, in each case who are eligible for awards under the A&R 2015 Plan, are eligible to participate in the Bonus Plan. Participation in the Bonus Plan is at the discretion of the Committee or the Designated Officer, as applicable. If an employee’s employment or a consultant’s service with the Company or an Affiliate commences after the beginning of the Performance Period, the Committee or the Designated Officer, as applicable, shall have the discretion to determine whether and on what basis (for example, an Actual Bonus Award that is pro-rated based on completed months of service during the Performance Period) such employee or consultant will be eligible to participate in the Bonus Plan. If the Participant’s Target Bonus Award changes during the Performance Period because of a change in the target bonus percentage set forth in the Participant’s offer letter or other written agreement with the Company, the Participant’s Target Bonus Award will be pro-rated based on the number of days during the Performance Period when each of the target bonus percentages was in effect. A Participant must be employed by, or in the service of, the Company or an Affiliate through the payment date to be eligible for any portion of an Actual Bonus Award paid in cash under the Bonus Plan; if the Participant’s employment or service terminates before such payment date, such Participant shall not be eligible to receive such portion of the Actual Bonus Award, in each case except to the extent an applicable severance plan or an individual employment, retention, or other written agreement between the Company and such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment. A Participant must be employed by, or in the service of, the Company or an Affiliate through the Vesting Date to be eligible for any portion of an Actual Bonus Award paid in the form of Restricted Stock Units; if the Participant’s employment or service terminates before the Vesting Date, such Restricted Stock Units granted to the Participant pursuant to this Bonus Plan with respect to the Performance Period shall be forfeited, in each case except to the extent an applicable severance plan or an individual employment, retention, or other written agreement between the Company and such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units. If a Participant is on a leave of absence for a portion of the Performance Period or is not providing service during a portion of the Performance Period, at the discretion of the Committee or the Designated Officer, as applicable, such Participant shall be eligible for an Actual Bonus Award under the Bonus Plan based on the Participant’s Base Compensation actually earned during the Performance Period (exclusive of any insurance benefits paid during the leave by a third-party vendor or federal, state or local insurance program).
5.How the Bonus Plan Works.
a.Bonus Plan Components. The Bonus Plan components are: (i) the Corporate Performance Goals; (ii) the Corporate Achievement Factor; (iii) the Target Bonus Award; (iv) the Bonus Pool; (v) the Maximum Bonus Award, (vi) the Personal Performance Factor; and (vii) the Actual Bonus Award.
b.Corporate Performance Goals. On the Corporate Performance Goal Determination Date, the Committee, in its sole discretion, shall establish the Corporate Performance Goals for the Performance Period. The Corporate Performance Goals for the Performance Period are set forth in Exhibit A of the Bonus Plan.
c.Corporate Achievement Factor. On the Corporate Achievement Determination Date, the Committee, in its sole discretion, shall determine the Company’s level of achievement of the Corporate Performance Goals and the resulting Corporate Achievement Factor.
d.Target Bonus Award. On the Corporate Performance Goal Determination Date, the Committee or the Designated Officer, as applicable, shall calculate each Participant’s Target Bonus Award. In addition, the Committee or the Designated Officer, as applicable, shall recalculate each Participant’s Target Bonus Award on the Corporate Achievement Determination Date to account for any changes to any Participant’s Target Bonus Award as set forth in Section 4.
e.Bonus Pool for Participants that are not Officer Participants. On the Corporate Achievement Determination Date, the Committee or the Designated Officer, as applicable, shall calculate the Bonus Pool for the payment of Actual Bonus Awards to Participants that are not Officer Participants, which shall equal, in dollars, the product of (i) the sum of the Target Bonus Awards for all Participants that are not Officer Participants and (ii) the Corporate Achievement Factor. The Company is under no obligation to pay out in Actual Bonus Awards the entire Bonus Pool. The Designated Officer shall allocate the Bonus Pool to Participants that are not Officer Participants based on each Participant’s Personal Performance Factor in accordance with Sections 5(f) and 5(g), but in no event may the sum of the Actual Bonus Awards payable to all Participants who are not Officer Participants under the Bonus Plan exceed the Bonus Pool.
f.Personal Performance Factor. On the Payout Determination Date, the Committee or the Designated Officer, as applicable, shall determine a Personal Performance Factor for each Participant ranging from 0% to 150%. A Participant’s Personal Performance

Factor may be based upon the Committee’s or the Designated Officer’s, as applicable, assessment of the Participant’s performance against personal goals during the Performance Period that are established and reviewed in connection with the Company’s annual review process, or any additional factors the Committee or the Designated Officer, as applicable, considers relevant.
g.Actual Bonus Awards. On the Payout Determination Date, Actual Bonus Awards for Officer Participants and Participants that are not Officer Participants shall be determined by the Committee or the Designated Officer, as applicable, as follows, provided, however, that notwithstanding any contrary provision of the Bonus Plan, (i) the Committee or the Designated Officer, as applicable, in its sole discretion, may eliminate or reduce the Actual Bonus Award payable to any Participant below that which otherwise would be payable hereunder in its discretion, including but not limited to elimination or reduction based upon the Participant’s Personal Performance Factor, reducing any Actual Bonus Award to $0 and the forfeiture of Restricted Stock Units granted pursuant to Section 6, and (ii) the Maximum Bonus Award that may be earned by any Participant is 200% of his or her Target Bonus Award.
i.Officer Participants. On the Payout Determination Date, the Committee shall determine the Actual Bonus Award earned by each Officer Participant by multiplying (i) the Officer Participant’s Target Bonus Award by (ii) the Corporate Achievement Factor and by (iii) the Officer Participant’s Personal Performance Factor, and shall determine the performance vesting of the Restricted Stock Units granted to the Officer Participant pursuant to this Bonus Plan. For example, assuming an Officer Participant’s Target Bonus Award equals $250,000, the Corporate Achievement Factor equals 120% and the Participant’s Personal Performance Factor equals 100%, the Participant’s Actual Bonus Award would be $300,000 ($250,000 x 120% x 100%).
ii.Other Participants. On the Payout Determination Date, the Committee or the Designated Officer, as applicable, shall determine the Actual Bonus Award earned by each Participant that is not an Officer Participant by multiplying (i) the Participant’s Target Bonus Award by (ii) the Corporate Achievement Factor and by (iii) the Participant’s Personal Performance Factor, and shall determine the performance vesting of the Restricted Stock Units granted to the Participant pursuant to this Bonus Plan; provided, however, in no event shall the sum of the Actual Bonus Awards payable to all Participants that are not Officer Participants exceed the amount of the Bonus Pool. For example, assuming that such a Participant’s Target Bonus Award equals $60,000, the Corporate Achievement Factor equals 120% and the Participant’s Personal Performance Factor equals 100%, the Participant’s Actual Bonus Award would be $72,000 ($60,000 x 120% x 100%).
6.Actual Bonus Award Payment.
a.Right to Receive Payment. Each Actual Bonus Award under the Bonus Plan shall be paid solely from the general assets of the Company, or as applicable, the issuance of shares of Common Stock pursuant to Restricted Stock Units. Nothing in the Bonus Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
b.Form of Payment of Actual Bonus Awards. Except as otherwise determined by the Committee or the Designated Officer, as applicable, subject to Section 4, the Company shall distribute all Actual Bonus Awards to the Participants as follows.
i.Equity Portion of Actual Bonus Award. A portion of a Participant’s Actual Bonus Award equal in value to sixty (60) percent of the Participant’s Target Bonus Award (determined as of the Corporate Performance Goal Determination Date) will be paid in the form of Restricted Stock Units. The Restricted Stock Units shall be granted to each Participant under the A&R 2015 Plan on such date as the Committee shall determine in its sole discretion (in each case, the “Grant Date”), and shall vest on the Vesting Date, subject to the (A) Participant’s Continuous Service (as defined in the A&R 2015 Plan) through the Vesting Date (except to the extent an applicable severance plan or an individual employment, retention or other written agreement between the Company and the Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units) and (B) level of achievement of the Corporate Achievement Factor and Personal Performance Factor as set forth in this Section 6(b). The level of achievement of the Corporate Achievement Factor and the Participant’s Personal Performance Factor shall apply first to the vesting of the Restricted Stock Units and then to the payment of any portion of a Participant’s Bonus Award in cash in accordance with Section 6(b)(ii). The number of shares of Common Stock subject to the Restricted Stock Units granted to each Participant shall be equal to (x) sixty (60) percent of the Participant’s Target Bonus (determined as of the Corporate Performance Goal Determination Date), divided by (y) the fair market value of a share of Common Stock on the Grant Date (as determined in accordance with the terms of the A&R 2015 Plan) (the “Grant Date FMV”), rounded down to the nearest whole share. The dollar amount of the portion of sixty (60) percent of any Participant’s Target Bonus Award that exceeds the value of the shares of Common Stock subject to the Restricted Stock Units granted to such Participant as of the Corporate Performance Goal Determination Date due to rounding down to the nearest whole share, if any, may, at the discretion of the Committee or the Designated Officer, as applicable, be paid in cash when the Participant’s Actual Bonus Award is otherwise scheduled to be paid in accordance with the terms of the Bonus Plan, provided that the product of the Corporate Achievement Factor and the Personal Performance Factor for the Participant is equal to or greater than sixty (60) percent. The Restricted Stock Units shall be subject to the terms and conditions of the A&R 2015 Plan and a form of restricted stock unit agreement as determined by the Committee in its sole discretion and shall be settled in accordance with the terms of such restricted stock unit agreement. Subject to the terms and conditions of this Bonus Plan, the number of Restricted Stock Units granted to a Participant pursuant to this Section 6(b)(i) that are eligible to vest on the Vesting Date, if any, shall equal (x) the dollar amount of the Participant’s Actual Bonus Award actually earned by the Participant and determined in accordance with Section 5(g), divided by (y) the Grant Date FMV, rounded down to the nearest number of whole shares, subject to a limit on vesting equal to 100% of the number of Restricted Stock Units granted to the Participant with respect to the Performance Period pursuant to this Bonus Plan. In no event may any Participant vest in, or have any entitlement to, a number of Restricted Stock Units under the terms of this Bonus Plan that exceeds 100% of the number of Restricted Stock Units actually granted to the Participant pursuant to this Bonus Plan. Any Restricted Stock Units that do not vest in accordance with this Section 6(b)(i) shall be forfeited and terminated for no consideration on the Vesting Date, provided that a Participant shall forfeit all of his or her Restricted Stock Units granted in accordance with this Section 6(b) upon termination of Continuous Service (as defined in the A&R 2015 Plan) for any reason prior to the Vesting Date, except to the extent an applicable severance plan or an individual employment, retention, or other written agreement between the Company and such Participant provides for payment of any portion of an annual performance bonus in connection with a qualifying termination of employment resulting in the accelerated vesting of any such Restricted Stock Units. Notwithstanding the foregoing, the Committee may, subject to the consent of a Participant, pay any portion of an Actual Bonus Award that is greater than or less than sixty (60) percent of the Participant’s Target Bonus Award (determined as of the Corporate Performance Goal Determination Date) in the form of Restricted Stock Units, subject to the requirements of applicable law. Notwithstanding anything to the contrary set forth in this Bonus Plan, any Actual Bonus Award that becomes payable under this Bonus Plan to an employee or consultant that becomes a Participant in the Bonus Plan following March 1, 2022 but on or before October 1, 2022, may be paid in cash or in a combination of Restricted Stock Units and cash, in each case at the sole discretion of the Committee or the Designated Officer, as applicable.
ii.Cash Portion of Actual Bonus Award. Subject to Sections 6(d), to the extent a Participant’s Actual Bonus Award determined on the Payout Determination Date exceeds sixty (60) percent of the Participant’s Target Bonus Award (determined as of the Corporate Performance Goal Determination Date) and the Participant was granted Restricted Stock Units in accordance with the terms of Section 6(b)(i), the remainder of a Participant’s Actual Bonus Award (determined by subtracting the dollar amount of sixty (60) percent of the Target Bonus Award as of the Corporate Performance Goal Determination Date (without regard to the value of the Restricted Stock Units at any date) from the dollar amount of the Actual Bonus Award determined on the Payout Determination Date), if any, shall be paid to the Participant in cash as soon as is practicable following the Payout Determination Date for the Performance Period, but in no event later than the 15th day of the third calendar month after the end of the calendar year in which the Participant’s Actual Bonus Award is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulation Section 1.409A-1(d). Payments under this Bonus Plan shall be made in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), and this Bonus Plan shall be construed in accordance with such provision. To the extent the dollar amount of a Participant’s Actual Bonus Award determined on the Payout Determination Date is greater than $0 but less than sixty (60) percent of the Participant’s Target Bonus Award on the Corporate Performance Goal Determination Date (determined as the dollar amount of the Target Bonus Award as of the Corporate Performance Goal Determination Date without regard to the value of the Restricted Stock Units at any date), the Participant shall not be entitled to any portion of his or her Actual Bonus Award paid in cash, and the Participant shall forfeit for no consideration any Restricted Stock Units that have not vested in accordance with this Section 6(b).

iii.Example. Assume a Participant’s Base Compensation is $120,000 and target bonus percentage is 20%, such that the Participant’s Target Bonus Award as of the Corporate Performance Goal Determination Date is $24,000. Assume further that the fair market value of a share of Common Stock on the Grant Date of the Restricted Stock Units for the applicable Performance Period is $40.00 per share. On the Grant Date, the Participant shall be granted Restricted Stock Units with respect to 360 shares of Common Stock ($24,000 multiplied by 60% divided by $40.00) that are eligible to vest on the Vesting Date for the applicable Performance Period based upon the level of achievement and the Corporate Achievement Factor and the Participant’s Personal Performance Factor. Assume further that the Committee determines that the Corporate Achievement Factor for the Performance Period is 100% and the Committee or the Designated Officer, as applicable, determines that the Participant’s Personal Performance Factor is 120%. As a result of these determinations, the Participant is entitled to an Actual Bonus Award for the Performance Period equal to $28,800 ($24,000 x 100% x 120%). On the Vesting Date, 360 shares subject to the Restricted Stock Units shall vest ($28,800 Actual Bonus Award divided by $40.00 (subject to a limit of 100% of Restricted Stock Units granted)). In addition, since Restricted Stock Units with a value of $14,400 were granted to the Participant on the Grant Date, the cash portion of the Participant’s Actual Bonus Award shall be $14,400 ($28,800 - $14,400), paid in accordance with the terms of the Bonus Plan, regardless of the value of the Restricted Stock Units on the Payout Determination Date. Alternatively, assume that on the Payout Determination Date the Committee determines that the Corporate Achievement Factor is 60% and the Committee or the Designated Officer, as applicable, determines that the Participant’s Personal Performance Factor for the Performance Period is 60%. As a result of these determinations, the Participant is entitled to an Actual Bonus Award for the Performance Period equal to $8,640 ($24,000 x 60% x 60%). The Participant will not be entitled to the payment of any portion of the Actual Bonus Award in cash, and the Participant will vest in only 216 Restricted Stock Units ($8,640 Actual Bonus Award divided by $40.00) and the remaining 144 Restricted Stock Units will be forfeited.
c.Tax Withholding. The Company will withhold from any payments under the Bonus Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of an Actual Bonus Award. Without limiting the forgoing, with respect to any portion of an Actual Bonus Award paid in Restricted Stock Units, the Company may, in its sole discretion, satisfy all or any portion of its tax withholding obligations by (i) causing a Participant to tender a cash payment, (ii) permitting or requiring a Participant to enter into a “same day sale” commitment, if applicable, with a broker-dealer whereby the Participant irrevocably elects to sell a portion of the shares of Common Stock to be delivered in connection with the settlement of the Restricted Stock Units to satisfy the Company’s withholding obligation and whereby the broker-dealer irrevocably commits to forward the proceeds necessary to satisfy the Company’s withholding obligation directly to the Company, or (iii) withholding from any shares of Common Stock otherwise issuable to a Participant upon settlement of Restricted Stock Units a number of whole shares having a fair market value as of the date of payment (as determined under the A&R 2015 Plan) not in excess of the minimum amount of tax required to be withheld by the Company by law. The Company may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Bonus Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Bonus Plan.
d.Deferral. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of any Actual Bonus Award in cash that would otherwise be delivered to a Participant under the Bonus Plan pursuant to Section 6(b). Any such deferral elections will comply with the requirements of Section 409A of the Code, and will be subject to such rules and procedures as will be determined by the Committee, in its sole discretion.
7.Amendment and Termination of the Bonus Plan. The Committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Actual Bonus Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would change the settlement dates of any Restricted Stock Units if such change would fail to comply with the requirements of Section 409A of the Code. At no time before the actual distribution of funds to Participants under the Bonus Plan or the vesting of Restricted Stock Units granted pursuant to the Bonus Plan shall any Participant accrue any vested interest or right whatsoever under the Bonus Plan except as otherwise stated in the Bonus Plan.
8.No Guarantee of Employment. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment or service upon Participants, whose employment or service will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.
9.Recovery. Any amounts paid (or Restricted Stock Units granted) under this Bonus Plan will be subject to recoupment in accordance with the Company’s Policy for Recoupment of Incentive Compensation, as may be amended, including to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

EXHIBIT A
2022 CORPORATE PERFORMANCE GOALS